Exhibit 99.1
PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS
Record revenue; 8% noninterest income growth; strong credit quality
Announced agreement to acquire FirstBank on Sept. 8, 2025

PITTSBURGH, Oct. 15, 2025 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	3Q25	2Q25	3Q24	Third Quarter Highlights
				▪
Financial Results				Comparisons reflect 3Q25 vs. 2Q25
Net interest income (NII)	$3,648	$3,555	$3,410

Income Statement
▪PPNR increased 8%; generated 2% positive operating leverage
▪Revenue increased 4%
–NII increased 3%; NIM of 2.79% declined 1 bp driven by 5% avg. commercial deposit growth
–Fee income increased 9%
–Other noninterest income of $198 million
▪Noninterest expense increased 2%
–Efficiency ratio improved to 59%
Balance Sheet
▪Average loans increased $3.2 billion, or 1%, driven by 2% growth in commercial and industrial loans
▪Average deposits grew $8.9 billion, or 2%, driven by commercial deposit growth
▪Net loan charge-offs were $179 million, or 0.22% annualized to average loans
▪AOCI improved $0.6 billion to negative $4.1 billion
▪TBV per share increased 4% to $107.84
▪Maintained strong capital position
–CET1 capital ratio increased to 10.6%
–Returned $1 billion of capital through common dividends and share repurchases
▪On September 8, 2025, PNC announced an agreement to acquire FirstBank for implied consideration of $4.1 billion, with an expected close in early 2026

Fee income (non-GAAP)	2,069	1,894	1,953
Other noninterest income	198	212	69
Noninterest income	2,267	2,106	2,022
Revenue	5,915	5,661	5,432
Noninterest expense	3,461	3,383	3,327
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,454	2,278	2,105
Provision for credit losses	167	254	243
Net income	1,822	1,643	1,505

Per Common Share
Diluted earnings per share (EPS)	$4.35	$3.85	$3.49
Average diluted common shares outstanding	396	397	400
Book value	135.67	131.61	124.56
Tangible book value (TBV) (non-GAAP)	107.84	103.96	96.98

Balance Sheet & Credit Quality
Average loans In billions	$325.9	$322.8	$319.6
Average securities In billions	144.4	141.9	142.3
Average deposits In billions	431.8	423.0	422.1
Accumulated other comprehensive income (loss) (AOCI) In billions	(4.1)	(4.7)	(5.1)
Net loan charge-offs	179	198	286
Allowance for credit losses to total loans	1.61%	1.62%	1.65%

Selected Ratios
Return on average common shareholders’ equity	13.24%	12.20%	11.72%
Return on average assets	1.27	1.17	1.05
Net interest margin (NIM) (non-GAAP)	2.79	2.80	2.64
Noninterest income to total revenue	38	37	37
Efficiency	59	60	61
Effective tax rate	20.3	18.8	19.2
Common equity Tier 1 (CET1) capital ratio	10.6	10.5	10.3

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

"We delivered another great quarter with better than expected financial results and steady client growth across all our business lines. Fee income grew 9% and expenses were well-controlled which contributed to another quarter of positive operating leverage. Credit performed well and we continued to build on our strong capital levels. The planned acquisition of FirstBank positions us for accelerated expansion in Colorado and Arizona as we continue to strategically grow our national franchise.”

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 2
Pending Acquisition of FirstBank
▪On September 8, 2025, PNC announced a definitive agreement to acquire FirstBank Holding Company, including its banking subsidiary FirstBank, headquartered in Lakewood, CO for implied consideration of $4.1 billion. FirstBank operates 95 branches, with a leading position in Colorado and a substantial presence in Arizona. As of June 30, 2025, FirstBank had $26.8 billion in assets. The combination will more than triple PNC’s network in Colorado to 120 branches and increase PNC’s presence in Arizona to more than 70 branches. The transaction is expected to close in early 2026, subject to receipt of all required approvals and other customary closing conditions.
Income Statement Highlights
Third quarter 2025 compared with second quarter 2025
▪Total revenue of $5.9 billion increased $254 million, or 4%, driven by growth in both noninterest income and net interest income.
–Net interest income of $3.6 billion increased $93 million, or 3%, driven by the continued benefit of fixed rate asset repricing, loan growth and one additional day in the quarter.
•Net interest margin declined 1 basis point to 2.79%, driven by average commercial deposit growth of 5%.
–Fee income of $2.1 billion increased $175 million, or 9%, driven by broad-based growth across categories.
–Other noninterest income of $198 million decreased $14 million reflecting negative Visa derivative adjustments, partially offset by higher private equity revenue.
▪Noninterest expense of $3.5 billion increased 2% driven by increased business activity and continued investments in technology and branches.
▪Provision for credit losses was $167 million in the third quarter.
▪The effective tax rate was 20.3% for the third quarter and 18.8% for the second quarter.
Balance Sheet Highlights
Third quarter 2025 compared with second quarter 2025 or September 30, 2025 compared with June 30, 2025
▪Average loans of $325.9 billion increased $3.2 billion, or 1%, driven by growth in the commercial and industrial portfolio of $4.3 billion, or 2%, partially offset by a decline in commercial real estate loans of $1.0 billion, or 3%. Consumer loan balances were stable.
▪Credit quality performance:
–Delinquencies of $1.2 billion decreased $70 million, or 5%, due to lower commercial and consumer loan delinquencies.
–Total nonperforming loans of $2.1 billion were stable.
–Net loan charge-offs of $179 million decreased $19 million reflecting lower commercial real estate net loan charge-offs.
–The allowance for credit losses was stable at $5.3 billion. The allowance for credit losses to total loans was 1.61% at September 30, 2025 and 1.62% at June 30, 2025.
▪Average investment securities of $144.4 billion increased $2.5 billion, or 2%, reflecting net purchase activity, primarily of agency residential mortgage-backed securities late in the second quarter.
▪Average deposits of $431.8 billion increased $8.9 billion, or 2%, due to commercial deposit growth. Consumer deposits were stable.
▪PNC maintained a strong capital and liquidity position:
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 3
–On October 2, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on November 5, 2025 to shareholders of record at the close of business October 14, 2025.
–PNC returned $1.0 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.3 billion of common share repurchases.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.6% at September 30, 2025 and was 10.5% at June 30, 2025.
–PNC’s average LCR for the three months ended September 30, 2025 was 107%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	3Q25	2Q25	3Q24
Net income	$1,822	$1,643	$1,505
Net income attributable to diluted common shareholders	$1,723	$1,532	$1,396
Diluted earnings per common share	$4.35	$3.85	$3.49
Average diluted common shares outstanding	396	397	400
Cash dividends declared per common share	$1.70	$1.60	$1.60

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Net interest income	$3,648	$3,555	$3,410	3%	7%
Noninterest income	2,267	2,106	2,022	8%	12%
Total revenue	$5,915	$5,661	$5,432	4%	9%

Total revenue for the third quarter of 2025 increased $254 million compared to the second quarter of 2025 and $483 million compared to the third quarter of 2024. In each comparison the increase was driven by growth in both noninterest income and net interest income.
Net interest income of $3.6 billion increased $93 million from the second quarter of 2025, driven by the continued benefit of fixed rate asset repricing, loan growth and one additional day in the quarter. Compared to the third quarter of 2024, net interest income increased $238 million due to lower funding costs, the benefit of fixed rate asset repricing and loan growth.
Net interest margin was 2.79% in the third quarter of 2025, decreasing 1 basis point from the second quarter of 2025 driven by average commercial deposit growth of 5%. Compared to the third quarter of 2024, net interest margin increased 15 basis points reflecting the benefit of fixed rate asset repricing.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 4

Noninterest Income				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Asset management and brokerage	$404	$391	$383	3%	5%
Capital markets and advisory	432	321	371	35%	16%
Card and cash management	737	737	698	—	6%
Lending and deposit services	335	317	320	6%	5%
Residential and commercial mortgage	161	128	181	26%	(11)%
Fee income (non-GAAP)	2,069	1,894	1,953	9%	6%
Other	198	212	69	(7)%	187%
Total noninterest income	$2,267	$2,106	$2,022	8%	12%

Noninterest income for the third quarter of 2025 increased $161 million, or 8%, compared with the second quarter of 2025 driven by strong fee income growth. Asset management and brokerage fees increased $13 million driven by higher average equity markets. Capital markets and advisory revenue increased $111 million primarily due to an increase in merger and acquisition advisory activity, higher underwriting fees, and increased loan syndication revenue. Lending and deposit services increased $18 million primarily due to increased customer activity. Residential and commercial mortgage revenue increased $33 million driven by higher mortgage servicing rights valuation, net of economic hedge, and increased residential mortgage production revenue. Other noninterest income decreased $14 million reflecting negative Visa derivative adjustments, partially offset by higher private equity revenue. Visa derivative adjustments were negative $35 million in the third quarter of 2025 and positive $2 million in the second quarter of 2025.
Noninterest income for the third quarter of 2025 increased $245 million, or 12%, from the third quarter of 2024, driven by higher other noninterest income and broad-based fee income growth. Other noninterest income in the third quarter of 2025 included negative $35 million of Visa derivative adjustments compared to negative $128 million in the third quarter of 2024.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Personnel	$1,970	$1,889	$1,869	4%	5%
Occupancy	235	235	234	—	—
Equipment	416	394	357	6%	17%
Marketing	93	99	93	(6)%	—
Other	747	766	774	(2)%	(3)%
Total noninterest expense	$3,461	$3,383	$3,327	2%	4%

Noninterest expense for the third quarter of 2025 increased $78 million compared to the second quarter of 2025 and $134 million compared with the third quarter of 2024. In both comparisons, the increase was driven by increased business activity and continued investments in technology and branches.
The effective tax rate was 20.3% for the third quarter of 2025, 18.8% for the second quarter of 2025 and 19.2% for the third quarter of 2024.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 5
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				3Q25 vs	3Q25 vs
In billions	3Q25	2Q25	3Q24	2Q25	3Q24

Average
Commercial and industrial	$189.0	$184.7	$177.0	2%	7%
Commercial real estate	30.9	31.8	35.5	(3)%	(13)%
Equipment lease financing	6.9	6.8	6.5	1%	6%
Commercial	$226.8	$223.4	$219.0	2%	4%
Consumer	99.2	99.4	100.6	—	(1)%
Average loans	$325.9	$322.8	$319.6	1%	2%

Quarter end
Commercial and industrial	$190.2	$188.8	$178.9	1%	6%
Commercial real estate	30.3	31.3	35.1	(3)%	(14)%
Equipment lease financing	6.9	6.9	6.7	—	3%
Commercial	$227.4	$227.0	$220.7	—	3%
Consumer	99.2	99.3	100.7	—	(1)%
Total loans	$326.6	$326.3	$321.4	—	2%
Totals may not sum due to rounding

Average loans increased $3.2 billion compared to the second quarter of 2025. Average commercial loans increased $3.4 billion, driven by growth in the commercial and industrial portfolio of $4.3 billion partially offset by a decline in commercial real estate loans of $1.0 billion. Average consumer loans were stable as growth, primarily in the auto and credit card loan portfolio, was offset by lower residential mortgage loans.
In comparison to the third quarter of 2024, average loans increased $6.3 billion. Average commercial loans increased $7.8 billion primarily due to strong growth in commercial and industrial loans, partially offset by lower commercial real estate loans. Average consumer loans decreased $1.4 billion primarily due to lower residential mortgage loans, partially offset by growth in the auto loan portfolio.
Loans at September 30, 2025 increased $0.3 billion and $5.2 billion from June 30, 2025 and September 30, 2024, respectively. In both comparisons, the increase was due to growth in commercial and industrial loans, partially offset by lower commercial real estate loans.

Average Investment Securities				Change	Change
				3Q25 vs	3Q25 vs
In billions	3Q25	2Q25	3Q24	2Q25	3Q24

Available for sale	$69.8	$67.8	$56.2	3%	24%
Held to maturity	74.6	74.2	86.1	1%	(13)%
Total	$144.4	$141.9	$142.3	2%	1%
Totals may not sum due to rounding

Average investment securities of $144.4 billion in the third quarter of 2025 increased $2.5 billion compared to the second quarter of 2025 and $2.1 billion compared to the third quarter of 2024. In both comparisons, the increase reflected net purchase activity, primarily of agency residential mortgage-backed securities.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 6
The duration of the investment securities portfolio was 3.4 years as of September 30, 2025 and June 30, 2025 and 3.3 years as of September 30, 2024. Net unrealized losses on available-for-sale securities were $2.1 billion at September 30, 2025, $2.6 billion at June 30, 2025 and $2.3 billion at September 30, 2024.
Average Federal Reserve Bank balances for the third quarter of 2025 were $34.2 billion, increasing $3.4 billion from the second quarter of 2025 and decreasing $10.7 billion from the third quarter of 2024. In comparison to the second quarter of 2025, the increase was driven by deposit growth. Compared to the third quarter of 2024, the decline reflected lower borrowed funds outstanding.

Average Deposits				Change	Change
				3Q25 vs	3Q25 vs
In billions	3Q25	2Q25	3Q24	2Q25	3Q24
Commercial	$215.1	$205.8	$206.1	5%	4%
Consumer	209.4	210.5	205.3	(1)%	2%
Brokered time deposits	7.3	6.7	10.7	9%	(32)%
Total	$431.8	$423.0	$422.1	2%	2%

IB % of total avg. deposits	79%	78%	77%
NIB % of total avg. deposits	21%	22%	23%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

Third quarter 2025 average deposits of $431.8 billion increased $8.9 billion compared to the second quarter of 2025 driven by commercial deposit growth. Compared to the third quarter of 2024, average deposits increased $9.7 billion reflecting growth in both commercial and consumer deposits, partially offset by lower brokered time deposits.

Average Borrowed Funds				Change	Change
				3Q25 vs	3Q25 vs
In billions	3Q25	2Q25	3Q24	2Q25	3Q24
Total	$66.3	$65.3	$76.1	2%	(13)%

Avg. borrowed funds to avg. liabilities	13%	13%	15%

Average borrowed funds of $66.3 billion in the third quarter of 2025 increased $1.0 billion compared to the second quarter of 2025 and decreased $9.8 billion compared to the third quarter of 2024. In comparison to the third quarter of 2024, the decrease was primarily driven by lower Federal Home Loan Bank advances, partially offset by higher senior debt outstanding.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 7

Capital	September 30, 2025	June 30, 2025	September 30, 2024

Common shareholders’ equity In billions	$53.2	$51.9	$49.4
Accumulated other comprehensive income (loss) In billions	$(4.1)	$(4.7)	$(5.1)

Basel III common equity Tier 1 capital ratio *	10.6%	10.5%	10.3%
*September 30, 2025 ratio is estimated. September 30, 2024 ratio reflects PNC's election to adopt the optional five-year CECL transition provision.

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2025 increased $1.3 billion from June 30, 2025 due to net income and an improvement in accumulated other comprehensive income, partially offset by dividends paid and share repurchases.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income of negative $4.1 billion at September 30, 2025 improved from negative $4.7 billion at June 30, 2025 and negative $5.1 billion at September 30, 2024. In both comparisons, the change reflected the favorable impact of interest rate movements on securities and swaps and the continued accretion of unrealized losses.
In the third quarter of 2025, PNC returned $1.0 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.3 billion of common share repurchases. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 37% were still available for repurchase at September 30, 2025.
Share repurchase activity in the fourth quarter of 2025 is expected to be generally consistent with our third quarter of 2025 share repurchase levels and approximate $300 million to $400 million. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2025 is the regulatory minimum of 2.5%. On October 2, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on November 5, 2025 to shareholders of record at the close of business October 14, 2025.
At September 30, 2025, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 8

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	September 30, 2025	June 30, 2025	September 30, 2024	09/30/25 vs	09/30/25 vs
In millions				06/30/25	09/30/24
Provision for credit losses (a)	$167	$254	$243	$(87)	$(76)
Net loan charge-offs (a)	$179	$198	$286	(10)%	(37)%
Allowance for credit losses (b)	$5,253	$5,282	$5,314	(1)%	(1)%
Total delinquencies (c)	$1,233	$1,303	$1,275	(5)%	(3)%
Nonperforming loans	$2,137	$2,108	$2,578	1%	(17)%

Net charge-offs to average loans (annualized)	0.22%	0.25%	0.36%
Allowance for credit losses to total loans	1.61%	1.62%	1.65%
Nonperforming loans to total loans	0.65%	0.65%	0.80%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $167 million in the third quarter of 2025, $254 million in the second quarter of 2025 and $243 million in the third quarter of 2024.
Net loan charge-offs were $179 million in the third quarter of 2025, decreasing $19 million compared to the second quarter of 2025 and $107 million compared to the third quarter of 2024. In both comparisons, the decline reflected lower commercial real estate net loan charge-offs.
The allowance for credit losses was $5.3 billion at September 30, 2025, June 30, 2025 and September 30, 2024. The allowance for credit losses as a percentage of total loans was 1.61% at September 30, 2025, 1.62% at June 30, 2025 and 1.65% at September 30, 2024.
Delinquencies at September 30, 2025 were $1.2 billion, decreasing $70 million from June 30, 2025, due to lower commercial and consumer loan delinquencies. Compared to September 30, 2024, delinquencies decreased $42 million reflecting lower consumer loan delinquencies.
Nonperforming loans were $2.1 billion at September 30, 2025 and June 30, 2025, and $2.6 billion at September 30, 2024. Compared to September 30, 2024, the improvement was primarily driven by lower commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q25	2Q25	3Q24
Retail Banking	$1,324	$1,359	$1,172
Corporate & Institutional Banking	1,459	1,229	1,197
Asset Management Group	117	129	96
Other	(1,092)	(1,090)	(975)
Net income excluding noncontrolling interests	$1,808	$1,627	$1,490

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 9

Retail Banking				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Net interest income	$3,016	$2,974	$2,793	$42	$223
Noninterest income	$790	$782	$701	$8	$89
Noninterest expense	$1,941	$1,890	$1,842	$51	$99
Provision for credit losses	$126	$83	$111	$43	$15
Earnings	$1,324	$1,359	$1,172	$(35)	$152

In billions
Average loans	$96.9	$97.5	$98.6	$(0.6)	$(1.7)
Average deposits	$243.3	$243.5	$239.0	$(0.2)	$4.3

Net loan charge-offs In millions	$126	$120	$141	$6	$(15)

During the second quarter of 2025, certain operations were transferred into and out of the Retail Banking segment to better align products, services and operations with the appropriate business segment. Prior period results have been adjusted to conform with the current presentation. See a description of each change in the footnotes to table 16 in the Financial Supplement.

Retail Banking Highlights
Third quarter 2025 compared with second quarter 2025
▪Earnings decreased 3%, driven by increased noninterest expense and a higher provision for credit losses, partially offset by higher revenue.
–Noninterest income increased 1%, primarily due to higher residential mortgage revenue and increased customer activity, partially offset by negative Visa derivative adjustments.
–Noninterest expense increased 3%, and included the impact of continued technology and branch investments.
–Provision for credit losses of $126 million in the third quarter of 2025 reflected portfolio activity.
▪Average loans decreased 1%, as growth in auto and credit card loans was more than offset by lower residential real estate and commercial loans.
▪Average deposits were stable.
Third quarter 2025 compared with third quarter 2024
▪Earnings increased 13%, driven by higher revenue, partially offset by increased noninterest expense.
–Noninterest income increased 13%, primarily due to lower negative Visa derivative adjustments and increased business activity, partially offset by a decline in residential mortgage servicing rights valuation, net of economic hedge.
–Noninterest expense increased 5%, primarily driven by technology investments.
▪Average loans decreased 2%, as growth in auto loans was more than offset by lower residential real estate and commercial loans.
▪Average deposits increased 2%, primarily due to higher consumer time deposits.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 10

Corporate & Institutional Banking				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Net interest income	$1,777	$1,698	$1,615	$79	$162
Noninterest income	$1,132	$1,022	$1,030	$110	$102
Noninterest expense	$976	$950	$950	$26	$26
Provision for credit losses	$44	$184	$134	$(140)	$(90)
Earnings	$1,459	$1,229	$1,197	$230	$262

In billions
Average loans	$212.5	$208.6	$204.0	$3.9	$8.5
Average deposits	$155.2	$146.5	$146.0	$8.7	$9.2

Net loan charge-offs In millions	$53	$83	$147	$(30)	$(94)

Corporate & Institutional Banking Highlights
Third quarter 2025 compared with second quarter 2025
▪Earnings increased 19%, reflecting a lower provision for credit losses as well as higher noninterest and net interest income, partially offset by higher noninterest expense.
–Noninterest income increased 11%, driven by broad-based growth including increased capital markets and advisory fees.
–Noninterest expense increased 3%, primarily due to higher variable compensation associated with increased business activity.
–Provision for credit losses of $44 million in the third quarter of 2025 included improved commercial real estate portfolio expectations.
▪Average loans increased 2%, driven by growth in PNC’s corporate banking and business credit businesses, partially offset by a decline in the PNC real estate business.
▪Average deposits increased 6%, reflecting growth in interest-bearing deposits.
Third quarter 2025 compared with third quarter 2024
▪Earnings increased 22%, driven by higher net interest and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 10%, reflecting broad-based growth.
–Noninterest expense increased 3%, reflecting continued investments to support business growth and higher variable compensation associated with increased business activity.
▪Average loans increased 4%, driven by growth in PNC’s corporate banking and business credit businesses, partially offset by a decline in the PNC real estate business.
▪Average deposits increased 6%, due to higher interest-bearing deposits.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 11

Asset Management Group				Change	Change
				3Q25 vs	3Q25 vs
In millions	3Q25	2Q25	3Q24	2Q25	3Q24
Net interest income	$176	$179	$151	$(3)	$25
Noninterest income	$254	$244	$242	$10	$12
Noninterest expense	$273	$268	$270	$5	$3
Provision for (recapture of) credit losses	$4	$(13)	$(2)	$17	$6
Earnings	$117	$129	$96	$(12)	$21

In billions
Discretionary client assets under management	$228	$217	$214	$11	$14
Nondiscretionary client assets under administration	$212	$204	$216	$8	$(4)
Client assets under administration at quarter end	$440	$421	$430	$19	$10

In billions
Average loans	$14.2	$14.2	$14.2	—	—
Average deposits	$26.9	$26.9	$26.8	—	$0.1

Net loan charge-offs (recoveries) In millions	$2	$(1)	—	$3	$2

During the second quarter of 2025, certain loans and deposits, and the associated income statement impact, were transferred from the Asset Management Group to Retail Banking to better align products and services with the appropriate business segment. Prior periods have been adjusted to conform with the current presentation.

Asset Management Group Highlights
Third quarter 2025 compared with second quarter 2025
▪Earnings decreased 9%, due to a higher provision for credit losses, higher noninterest expense and lower net interest income, partially offset by higher noninterest income.
–Noninterest income increased 4%, primarily driven by higher average equity markets.
–Noninterest expense increased 2%, and included increased technology investments and the timing of marketing spend.
▪Discretionary client assets under management increased 5%, as a result of higher spot equity markets and positive net flows.
▪Average loans and deposits were stable.
Third quarter 2025 compared with third quarter 2024
▪Earnings increased 22%, due to higher revenue, partially offset by a higher provision for credit losses and higher noninterest expense.
–Noninterest income increased 5%, reflecting higher average equity markets.
–Noninterest expense increased 1%, and included continued investments to support business growth.
▪Discretionary client assets under management increased 7%, driven by higher spot equity markets and positive net flows.
▪Average loans and deposits were stable.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 12
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2025 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13753961 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2025	2025	2024	2025	2024
Revenue
Net interest income	$3,648	$3,555	$3,410	$10,679	$9,976
Noninterest income	2,267	2,106	2,022	6,349	6,012
Total revenue	5,915	5,661	5,432	17,028	15,988
Provision for credit losses	167	254	243	640	633
Noninterest expense	3,461	3,383	3,327	10,231	10,018
Income before income taxes and noncontrolling interests	$2,287	$2,024	$1,862	$6,157	$5,337
Income taxes	465	381	357	1,193	1,011
Net income	$1,822	$1,643	$1,505	$4,964	$4,326
Less:
Net income attributable to noncontrolling interests	14	16	15	48	47
Preferred stock dividends (a)	71	83	82	225	258
Preferred stock discount accretion and redemptions	2	2	2	6	6
Net income attributable to common shareholders	$1,735	$1,542	$1,406	$4,685	$4,015
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	12	10	10	31	24
Net income attributable to diluted common shareholders	$1,723	$1,532	$1,396	$4,654	$3,991
Per Common Share
Basic	$4.36	$3.86	$3.50	$11.73	$9.99
Diluted	$4.35	$3.85	$3.49	$11.72	$9.98
Cash dividends declared per common share	$1.70	$1.60	$1.60	$4.90	$4.70
Effective tax rate (b)	20.3%	18.8%	19.2%	19.4%	18.9%
PERFORMANCE RATIOS
Net interest margin (c)	2.79%	2.80%	2.64%	2.79%	2.60%
Noninterest income to total revenue	38%	37%	37%	37%	38%
Efficiency (d)	59%	60%	61%	60%	63%
Return on:
Average common shareholders' equity	13.24%	12.20%	11.72%	12.39%	11.76%
Average assets	1.27%	1.17%	1.05%	1.18%	1.02%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024 were $30 million, $28 million and $33 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2025 and September 30, 2024 were $86 million and $101 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30	June 30	September 30
	2025	2025	2024
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$568,767	$559,107	$564,881
Loans (a)	$326,616	$326,340	$321,381
Allowance for loan and lease losses	$4,478	$4,523	$4,589
Interest-earning deposits with banks	$33,318	$24,455	$35,024
Investment securities	$141,523	$142,348	$144,183
Total deposits (a)	$432,749	$426,696	$423,966
Borrowed funds (a)	$62,344	$60,424	$68,069
Allowance for unfunded lending related commitments	$775	$759	$725
Total shareholders' equity	$58,990	$57,607	$55,689
Common shareholders' equity	$53,235	$51,854	$49,442
Accumulated other comprehensive income (loss)	$(4,077)	$(4,682)	$(5,090)
Book value per common share	$135.67	$131.61	$124.56
Tangible book value per common share (non-GAAP) (b)	$107.84	$103.96	$96.98
Period end common shares outstanding (In millions)	392	394	397
Loans to deposits	75%	76%	76%
Common shareholders' equity to total assets	9.4%	9.3%	8.8%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$228	$217	$214
Nondiscretionary client assets under administration	212	204	216
Total client assets under administration	440	421	430
Brokerage account client assets	92	89	86
Total client assets	$532	$510	$516
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.6%	10.5%	10.3%
Tier 1 risk-based	12.0%	11.8%	11.8%
Total capital risk-based	13.6%	13.6%	13.6%
Leverage	9.2%	9.3%	8.9%
Supplementary leverage	7.5%	7.6%	7.4%
ASSET QUALITY
Nonperforming loans to total loans	0.65%	0.65%	0.80%
Nonperforming assets to total loans, OREO, foreclosed and other assets (e)	0.70%	0.66%	0.81%
Nonperforming assets to total assets	0.40%	0.38%	0.46%
Net charge-offs to average loans (for the three months ended) (annualized)	0.22%	0.25%	0.36%
Allowance for loan and lease losses to total loans	1.37%	1.39%	1.43%
Allowance for credit losses to total loans (f)	1.61%	1.62%	1.65%
Allowance for loan and lease losses to nonperforming loans	210%	215%	178%
Total delinquencies (In millions) (g)	$1,233	$1,303	$1,275
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2025 Form 10-Q included, and our third quarter 2025 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 16 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of September 30, 2025 are estimated.
(d)The September 30, 2024 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.
(e)Amounts at September 30, 2025 include $127 million of nonaccrual servicing advances to single asset/single borrower trusts with commercial real estate as collateral.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2025 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC entered a three-year transition period, and the full impact of the CECL standard was phased-in to regulatory capital through December 31, 2024. Beginning in the first quarter of 2025, CECL is fully reflected in regulatory capital. See the table below for the June 30, 2025, September 30, 2024 and estimated September 30, 2025 ratios.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	September 30 2025 (estimated)	June 30 2025	September 30 2024

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$57,312	$56,536	$54,773
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,920)	(10,896)	(10,949)
All other adjustments	(71)	(81)	(83)
Basel III Common equity Tier 1 capital	$46,321	$45,559	$43,741
Basel III standardized approach risk-weighted assets (b)	$435,296	$433,190	$423,212
Basel III Common equity Tier 1 capital ratio (c)	10.6%	10.5%	10.3%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)The September 30, 2024 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2025	2025	2024
Noninterest income
Asset management and brokerage	$404	$391	$383
Capital markets and advisory	432	321	371
Card and cash management	737	737	698
Lending and deposit services	335	317	320
Residential and commercial mortgage	161	128	181
Fee income (non-GAAP)	$2,069	$1,894	$1,953
Other income	198	212	69
Total noninterest income	$2,267	$2,106	$2,022

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2025	2025	2024
Income before income taxes and noncontrolling interests	$2,287	$2,024	$1,862
Provision for credit losses	167	254	243
Pretax pre-provision earnings (non-GAAP)	$2,454	$2,278	$2,105

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2025	2025	2024
Book value per common share	$135.67	$131.61	$124.56
Tangible book value per common share
Common shareholders' equity	$53,235	$51,854	$49,442
Goodwill and other intangible assets	(11,163)	(11,137)	(11,188)
Deferred tax liabilities on goodwill and other intangible assets	243	242	240
Tangible common shareholders' equity	$42,315	$40,959	$38,494
Period-end common shares outstanding (In millions)	392	394	397
Tangible book value per common share (non-GAAP)	$107.84	$103.96	$96.98

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	September 30	June 30	September 30
Dollars in millions	2025	2025	2024
Net interest income	$3,648	$3,555	$3,410
Taxable-equivalent adjustments	30	28	33
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,678	$3,583	$3,443

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our views that:
–PNC’s baseline forecast remains for continued expansion, but slower economic growth in 2025 and 2026 than in 2024. The government shutdown will weaken growth, but the economy should regain that growth once the shutdown ends. Tariffs are a drag on consumer spending and business investment, while AI-related capex and wealth effects have been key supports to growth. Consumer spending growth is slowing to a pace more consistent with household income growth, and government’s contribution to economic growth will be smaller.
−     The baseline forecast anticipates Real GDP growth slowing to below 2% in both 2025 and 2026, accompanied by a modest increase in the unemployment rate, which is expected to peak above 4.5% in mid-2026. Tariffs remain a risk to the outlook, and a reversal in sentiment around AI would be a drag. Additionally, a prolonged government shutdown has emerged as a downside risk.
–The baseline forecast is for three consecutive federal funds rate cuts of 25 basis points each at the next three Federal Open Market Committee meetings, ending in late-January 2026 and resulting in a federal funds rate in the range of 3.25% to 3.50%. However, there are two-sided risks to this outlook: (1) if inflation re-accelerates or proves more persistent than expected, the Federal Reserve may cut less or (2) if growth falters or recession emerges, easing could be deeper and more prolonged.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

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PNC Reports Third Quarter 2025 Net Income of $1.8 Billion, $4.35 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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